UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

August 3, 2011

Paladin Realty Income Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-51860	20-0378980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Blvd., Suite 1400, Los Angeles, California 90024

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 996-8704

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry in a Material Definitive Agreement

On August 3, 2011 the board of directors (the “Board”) of Paladin Realty Income Properties, Inc. (the “Company”) amended the Company’s share redemption program (the “Amended SRP”). The Amended SRP will become effective 30 days after written notice of such amendment is provided to the Company’s stockholders. The Amended SRP provides that in the event that any stockholder who has requested that such stockholder’s shares be redeemed pursuant to the share redemption program and is participating in the program ceases to hold at least 50 shares of the Company’s common stock, the Company may redeem all of the shares held by that stockholder at the redemption price in effect on the date that the Company determines that the stockholder no longer holds the minimum balance. Minimum account redemptions will be transacted solely at the discretion of the Company using funds set aside by the Board for that purpose, which will be in addition to the proceeds from the distribution reinvestment plan that otherwise fund redemptions under the program.

Item 8.01.	Other Events

The Company intends to mail a letter to its stockholders regarding the Amended SRP along with its Form 10-Q for the quarterly period ended June 30, 2011. The full text of the letter is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Form of Paladin Realty Income Properties, Inc. Letter to Stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALADIN REALTY INCOME PROPERTIES, INC.

Date: August 9, 2011	By:	/s/ John A. Gerson
John A. Gerson
Chief Financial Officer

EXHIBIT INDEX

99.1	Form of Paladin Realty Income Properties, Inc. Letter to Stockholders.